May 2, 2018

Personal & Confidential

Mr. Paul E. Langenbahn
1705 Rock Dove Circle
Colleyville, TX 76034

Dear Paul,

On behalf of NCR and our Board of Directors, I am very pleased to communicate your promotion to Executive Vice President and Chief Operating Officer (COO) at a very exciting time for NCR as we continue to strengthen and evolve our position as the Global Leader in Omni-Channel and Consumer Transaction Technology.

This Letter Agreement outlines the various compensation, benefits and other actions related to your promotion.

Employer (Legal Entity):

NCR Corporation (the “Company”)

Position:

Executive Vice President and Chief Operating Officer, effective as of March 22, 2018.

Job Grade:

This position is a Grade 24

Reporting To:

Chief Executive Officer (CEO)

Business Unit:

NCR Chief Operating Officer (COO) Organization

Office Location:

Fort Worth, Texas (Trinity) Office. NCR will pay all expenses and costs associated with your travel to and from Texas to NCR’s offices in accordance with the Company’s then current expense reimbursement policy, which may change from time to time. To the extent that some or all of such reimbursements are deemed to be compensatory under IRS rules, you will be responsible for any taxes or other withholding associated with such compensation. NCR reserves the right to change the office location associated with this position.
Effective Date:

Your promotion and all related actions are effective as of March 22, 2018, unless noted otherwise.

Base Salary:

Your annual base salary will increase to US $700,000 effective as of March 26, 2018.

Management Incentive Plan:

You will continue to participate in NCR's Management Incentive Plan (“MIP”) subject to the terms of the Plan. The Plan is an annual bonus program with a payout that varies based on NCR's results, your organization's results, and your individual performance; it is payable in the first calendar quarter following the plan year.

Effective March 22, 2018, your MIP target incentive opportunity will increase to 115% of your annual base salary (with a maximum potential payout equal to 3 times your target incentive opportunity), where the payout will be based on your COO organization’s achievement of its annual “Core Financial Measures” and certain MBOs that will be established for you each year.

You will also continue to participate in the Customer Success component of the MIP, representing a target incentive opportunity equal to 10% of your annual base salary (with a maximum potential payout equal to 10% of your annual base salary, which thus operates as a “make or miss” opportunity), where the payout will be linked to NCR’s overall achievement of our annual Customer Loyalty goals.

Please note that the MIP and its guidelines are subject to change from time to time, which will be determined at the discretion of the Compensation and Human Resource Committee of the NCR Board of Directors (hereinafter, the “Committee”). You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Long Term Incentive (LTI) Equity Awards:

Subject to your acceptance of this Letter Agreement and approval by the Committee, in connection with this promotion you will receive a Promotional LTI Equity Award with a total value equal to US $1,500,000, to be delivered in the form of NCR’s Performance-Vesting Restricted Stock Units (or PV-RSUs), where the payout will be determined based on a “make- or-miss” performance goal for the 2018 performance year as established by the Committee.

The effective date of your Promotional LTI Equity Award will be May 1, 2018 (the “Grant Date”) and it will vest evenly over three (3) years, provided that the performance goal is achieved, such that one-third (1/3) of your earned Promotional LTI Equity Award will vest on each anniversary of the Grant Date. You must electronically accept the award agreement associated with the award to receive its benefits. The equity award agreement contains terms and conditions with respect to vesting and other matters, and you should consult it to understand those terms; additional provisions that relate to your equity awards, and potential prorated vesting of them, are contained in the below section of this Letter Agreement entitled “Special CEO Succession Transition Provision.”
Beyond 2018 you will also be eligible to participate in NCR’s Annual LTI Equity Award Program that typically occurs in February each year, subject to Committee approval.

Executive Severance Plan Benefits:

As EVP & COO you will continue to participate in NCR’s Executive Severance Plan (“ESP”), as may be amended from time to time. The severance plan provides certain benefits in the event your employment is involuntarily terminated by NCR other than for “Cause” (as defined in the ESP).

In the event of a qualified termination of employment entitling you to benefits under the ESP, pursuant to the ESP as it is in force today you will receive a cash severance payment equal to one (1.0) times the sum of your annual base salary and target bonus (as defined in the ESP), payment of COBRA premiums for up to eighteen (18) months after the termination date, and Executive Outplacement Services for a period of one year after the termination date. Pro-rated vesting of outstanding unvested equity awards, if and as applicable, will be subject to the terms of the associated grant agreements and plans in connection with such a termination. These severance benefits will be provided to you under the terms of the ESP, which is subject to amendment or termination by NCR in accordance with the ESP terms.

Change-In-Control Severance Plan:

As EVP & COO you will also continue to participate in NCR’s Change in Control Severance Plan (the “CIC Plan”), as may be amended from time to time, and you are assigned a “Tier I” benefit level under the terms of the CIC Plan. See the CIC Plan for a description of its terms.
Special CEO Succession Transition Provision:

As Bill Nuti has retired and the NCR Board of Directors announced on April 30, 2018 the hiring of a new CEO, NCR will provide you the following special provisions related to your appointment as EVP & COO that will afford you certain additional protection in connection with the CEO transition.

Effective as of the date of this Letter Agreement, you have the right to resign from NCR voluntarily for “Succession Good Reason” (as defined below), to be exercised within ninety (90) days following an event giving rise to Succession Good Reason as set out below, at any time until April 30, 2020. In connection with a Succession Good Reason resignation, under this Letter Agreement you will be entitled to receive all of the benefits that would be provided under the ESP as if your employment had been involuntarily terminated by NCR other than for “Cause” (as defined in the ESP).

For avoidance of doubt, you will not be entitled to duplicate severance benefits in the event you are eligible for either or both (I) (a) the ESP benefits and/or (b) CIC Plan benefits on its or their own terms, and (II) the Succession Good Reason resignation benefits created under this Letter Agreement; in such instance you will be limited to the greater or greatest of the benefits provided by any of the two or, as applicable, three plans.

In the event of a resignation by you for Succession Good Reason, you will also be entitled to receive “prorated vesting” (as such provision is defined in each corresponding NCR LTI Equity Award Agreement) in any unvested and outstanding NCR LTI Equity Awards you may have at the time and in the same manner as if your employment had been involuntarily terminated by NCR other than for “Cause.”

“Succession Good Reason” for purposes of this Letter Agreement shall be defined as: (i) any diminishment in your title where you are no longer serving as Chief Operating Officer of NCR or, (ii) material diminishment of your authority or responsibilities, (iii) any reduction in your then current annual base salary or annual bonus target (except for any reduction in bonus targets applied generally to NCR executives), or (iv) any material breach of this Letter Agreement by the Company, which remains uncured, if curable, after more than thirty (30) days after your providing written notice of such breach to the Company to the attention of the CEO and General Counsel.

Release:

To receive any severance benefits from NCR, whether under this Letter Agreement in connection with Succession Good Reason or otherwise, you must execute a general release of all claims in a form acceptable to NCR, which shall be no less favorable to you than the form attached as Exhibit B to the CIC Severance Plan.

Executive Medical and Financial Planning Programs:

As EVP & COO you will also continue to be eligible to participate in NCR’s annual Executive Medical Exam Program and annual Executive Financial Planning Program.

The Executive Medical Exam Program currently provides up to US $5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice. The Executive Financial Planning Program currently provides for a reimbursement of up to US $12,000 of expenses incurred annually for an executive’s individual financial planning needs. Each of these programs is subject to amendment or termination by the Committee.

Vacation/Holidays:

Under NCR's vacation policy you will continue to be entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of NCR service, whichever provides the greater benefit. You understand that unused vacation days are forfeited in accordance with NCR policy.

NCR also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs.
Additionally, NCR recognizes the following six (6) days as paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Other Terms and Conditions of Employment:

This Letter Agreement is contingent upon your agreement to certain restrictive convents concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law. These restrictive covenants are outlined in your Promotional LTI Equity Award Agreement which will be provided to you on the Fidelity website. If you fail to accept that award agreement (which is capable of acceptance electronically), within 60 days of the award, the promises NCR has made in this Letter Agreement shall automatically become null and void, without further action or notice by NCR.

All questions concerning the construction, enforceability, or interpretation of this Letter Agreement are governed by and construed in accordance with the laws of the state of Texas, without giving effect to any choice or conflict of law rules that would cause the application of the laws of any other jurisdiction other than the state of Texas; for avoidance of doubt, the governing law of any other agreement between you and NCR or any benefits plan governing benefits or compensation payable to you, including but not limited to your equity agreements (including but not limited to the equity agreement for the promotional award referenced above), the MIP, the ESP, and the CIC Plan, and any agreement containing restrictive covenants such as confidentiality, trade secret protection, non-competition, non-solicitation and non-recruitment, shall not be modified, and the governing law applicable to all of the foregoing agreements or plans shall remain unchanged. In the event of any disputes arising out of or relating to this Letter Agreement, or any other aspect of your NCR employment, such disputes shall be submitted to binding arbitration, and the provisions of the dispute resolution and arbitration section of the equity award agreement referenced above are incorporated here by reference (or, if you do not accept that agreement’s terms, then the dispute resolution and arbitration section of the most recent equity award agreement the terms of which you did accept electronically).

This letter supersedes and completely replaces any prior oral or written communication concerning the subject matter addressed in this Letter Agreement. Except as set out in this Letter Agreement, to the extent there is any conflict between the terms of this Letter Agreement and any other written agreement between NCR and you, the terms of this Letter Agreement shall control. For avoidance of doubt, none of the other agreements or plans referenced in this Letter Agreement (such as the MIP, CIC Plan, ESP, LTI Plan or others) are modified, changed or amended, whether expressly or by implication, but NCR acknowledges that the benefits created by the Special CEO Succession Transition Provision herein create an additional opportunity to receive the equivalent of ESP benefits not otherwise available under the ESP, and that they create additional benefits with respect to prorated vesting of LTI equity awards. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

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Paul, we are very excited about the contributions, experience and knowledge you can bring to NCR. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company’s reputation and help NCR complete the transformation needed to deliver on our Vision 2020 strategy.

If you have any questions about this Letter Agreement or wish to discuss the role further, please do not hesitate to contact a senior executive at any time so you can make an informed decision about your exciting new role as EVP and COO for NCR.

Sincerely,

NCR Corporation

By: /s/ Edward Gallagher______

Name: Edward Gallagher______

Date: May 2, 2018___________

Copy to:	Andrea Ledford, EVP – Chief Administration Office and Chief HR Officer Edward Gallagher, SVP, General Counsel and Secretary

Accepting this Letter Agreement:

By accepting and signing this Letter Agreement you acknowledge that this document is not a contract of employment for any definite duration of time or otherwise. Your employment relationship with NCR is by mutual consent ("Employment at Will"). This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

I accept the terms and conditions of this Letter Agreement:

/s/ Paul E. Langenbahn___________
Paul E. Langenbahn

May 2, 2018____________________
Date